EXHIBIT 10.2

                              RETIREMENT AGREEMENT


      THIS RETIREMENT AGREEMENT is effective as of June 11, 1999 between ELCOTEL, INC., a Delaware corporation (the "Company"), and TRACEY L. GRAY ("Gray").

      Background. Gray is the President and Chief Executive Officer of the Company. Gray and the Company are parties to an Amended and Restated Employment Agreement dated as of October 20, 1998 (the "Employment Agreement"). Gray desires to retire and the parties desire to set forth the terms and conditions of Gray's retirement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

      1. Retirement of Gray. Effective on Friday, June 11, 1999 (the "Retirement Date"): (i) Gray shall retire as the President and Chief Executive Officer and as an employee of the Company and shall retire as an officer and employee of all subsidiaries of the Company, and (ii) the Employment Agreement shall terminate and be of no further force or effect, other than the provisions of Sections 11, 12 and 13 of the Employment Agreement which shall continue in effect in accordance with the terms of the Employment Agreement. Gray has elected to retire and is doing so freely and voluntarily. Gray shall be reimbursed (in accordance with Company policy) for all reasonable business expenses incurred by him on behalf of the Company prior to the Retirement Date. The parties agree that Gray's termination of employment pursuant to this Agreement shall not be deemed a termination by the Company or a termination by Gray under the Employment Agreement.

      2. Consulting Period. Commencing on June 14, 1999 and continuing until July 14, 1999, unless extended to a date not later than August 13, 1999 pursuant to notice from the Acting President and Chief Executive Officer of the Company (the "Consulting Period"), Gray shall act as a consultant to the Company and its subsidiaries to assist the Company in transferring management responsibilities following Gray's retirement, and to perform such other duties as the Acting
President and Chief Executive Officer of the Company may reasonably request. During the Consulting Period, the Company shall pay Gray compensation of $3,846.15 per week (pro rated for periods of less than one week) during the Consulting Period. Mr. Gray shall also be entitled during the Consulting Period to the same medical and dental insurance and other fringe benefits to which he was entitled pursuant to the Employment Agreement immediately prior to the Retirement Date, to the extent he qualifies for such benefits under the applicable plan, including without limitation, an automobile allowance, and on the same terms and conditions. Notwithstanding the foregoing, Gray shall not be entitled during the Consulting Period to reimbursement for temporary living expenses, any grant of employee stock options, or any bonuses. During the Consulting Period, Gray shall be reimbursed (in accordance with Company policy from time to time in effect) for all reasonable business expenses incurred by him in the performance of his duties.

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      3. Post Consulting  Compensation.  For a period of two years after the end of the Consulting Period (the "Post Consulting Period"), the Company shall pay Gray compensation at an annual rate of $75,000, payable in equal installments (52 installments of $2,884.62 each) every two weeks. In addition, the Company shall pay, during the Post Consulting Period, the cost of medical insurance under COBRA covering Gray or, at Gray's option or if such coverage is unavailable beyond 18 months following termination of Gray's employment because the Company's insurance carrier refuses to provide such coverage, pay Gray the amount which the Company would have paid to provide medical insurance under COBRA covering Gray during such period.

      4. Stock Options. Gray shall retain all stock options issued to him under the Company's 1991 Stock Option Plan (the "Plan") that are vested as of the Retirement Date (the "Options"). The Options shall remain exercisable until the expiration date of the Option absent such termination of employment for the total number of shares purchasable under the Option as of the Retirement Date in accordance with Paragraph 10B of the Plan. Gray and the Company agree that Paragraph 10A of the Plan does not apply to the Options.

      5. Indemnification. Gray shall be indemnified by the Company with respect to claims made against him as a director, officer and/or employee of the Company and as a director, officer and/or employee of any subsidiary of the Company to the fullest extent permitted by the Company's certificate of incorporation, by-laws and the General Corporation Law of the State of Delaware.

      6. Covenants Not To Disclose Confidential Information.

      (a) Gray agrees that he will not at any time or place during the Consulting Period and for three years after the end of the Consulting Period directly or indirectly disclose to any person or firm other than Company or make, use or sell any records, ideas, files, drawings, documents, improvements, equipment, customer lists, sales and marketing techniques and devices, formulas, specifications, research, investigations, developments, inventions, processes and data, and without limiting the generality of the foregoing, anything not within the public domain (ideas in the process of being disclosed to customers shall not be considered in the public domain), belonging to Company, whether or not patentable or copyrightable, other than for the sole and exclusive benefit of Company, without the prior written consent of Company. Gray agrees that during the Consulting Period and for three years thereafter he will keep confidential from persons not associated with the Company any and all proprietary information, special techniques, and trade secrets of the Company. Upon termination of the Consulting Period, Gray agrees to return to the Company any property belonging to it, including but not limited to any and all records, notes, drawings, specifications, programs, data and other materials, and copies thereof, pertaining to the Company's business and generated or received by Gray in the course of his consulting duties with the Company.

      (b) Gray agrees that, during the Consulting Period and for two years thereafter, he will not directly or indirectly entice or hire away or in any other manner persuade an employee, consultant, dealer or customer of Company to discontinue that person's or firm's


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

relationship with or to the Company as an employee, consultant, dealer or customer, as the case may be.

      (c) Gray agrees that he will not, during the Consulting Period and for two years thereafter, engage in any employment or business activity in which it might reasonably be expected that confidential proprietary information or trade secrets of the Company obtained by Gray during the Consulting Period would be utilized.

      7. Covenant Not To Compete Unreasonably With Company. Gray further covenants and agrees that:

     (a) During the Consulting Period and for two years thereafter, Gray shall not undertake any employment or financial involvement with, or assistance of, any person, firm, association, partnership, corporation or enterprise which is engaged in the manufacture, design, marketing or sale of pay phones or in any other business in which the Company is engaged or has current plans to engage as of the Retirement Date; provided that, notwithstanding the foregoing, Gray shall be permitted to engage in the business of owning and operating pay phone terminals through NuTel Systems.

     (b) Gray recognizes and agrees that his violation of the terms of any provision contained in Section 6 or 7 will cause irreparable damage to the Company the amount of which will be impossible to estimate or determine. Therefore, Gray further agrees that Company shall be entitled, as a matter of course, to an injunction restraining any violation or further violation of any such covenant or covenants by Gray, his employees, partners, agents or associates, such right to an injunction to be cumulative and in addition to any other remedies, at law or otherwise, which Company might have. The Company hereby waives any right to require a bond in connection with obtaining such an injunction. Gray further agrees that his violation of the terms of any provision contained in Section 6 or 7 shall permit the Company to cease making further payments required under Section 2 or 3 of this Agreement. Such provisions shall be severable, and if the same be held invalid by reason of length of time, area covered, or activity covered, or any or all of them, shall be reduced to the extent necessary to cure such invalidity.

      8. Payments. All payments to Gray under this Agreement are in lieu of, and replace in their entirety, any severance rights or payments to which Mr. Gray would otherwise be entitled under any agreement (including the Employment Agreement) or Company policy or under any state or federal law, rule or regulation in effect at the date hereof.

      9. Director. Gray and the Company agree that Gray will continue to serve on the Board of Directors of the Company until the next annual meeting of stockholders. During the Consulting Period, Gray shall not be entitled to any fees as a director that the Company pays to its non-employee directors. After the Consulting Period and while Gray remains a director, Gray shall be entitled to any fees that a non-employee director receives as a member of the Board of Directors (any annual retainer fees shall be prorated for such period). While a member of the Board of Directors, Gray shall be reimbursed for reasonable expenses in attending Board and Board Committee meetings. In connection with the next annual meeting of stockholders, Gray


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

agrees not to seek nomination as a director and, if nominated and elected,agrees not to serve as a director.

      10. Mutual Releases.

      (a) In consideration for the payments promised in Sections 2 and 3 of this Agreement and the other agreements of the Company contained herein, Gray hereby releases and forever discharges the Company and each and all of its past and present subsidiaries, parent and related corporations, companies and divisions, and their past and present directors, trustees, officers, managers, supervisors, employees, attorneys, and agents, and their predecessors, successors and assigns (all such entities and persons hereafter being referred to collectively in this Agreement as "Releasees"), from any and all claims, debts, agreements, complaints or causes of action (hereinafter, collectively, "Claims"), whether known or unknown that he ever had, now has, or may have against any or all of the Releasees, for, upon, or by reason of any cause, matter, thing or event whatsoever occurring at any time up to and including the date of this Agreement. This means that Gray is waiving and giving up any right he may have to sue the Company or any other Releasee on or for any Claims within the scope of this
Section 10(a). The Claims within the scope of this section and covered by this release and waiver include, but are not limited to, (i) any Claim based on contract or in tort or common law; (ii) any Claim based on or arising under any employment laws, such as the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 or the Americans with Disabilities Act;
(iii) any Claim based on or arising out of Gray's employment by the Company and/or his retirement therefrom; and (iv) any Claims for compensatory, liquidated or punitive damages, damages for emotional distress, back pay, front pay, attorneys' fees, expenses, and unpaid benefits. Gray understands that, by signing this Agreement, he waives all Claims he ever had or now has against the Company and against all other Releasees that arose or may have arisen before the date of this Agreement (including any right to a remedy or recovery in an action that may be brought on his behalf by any government agency or other person based on any Claims released herein), but does not release or waive any claims that may arise after the date of this Agreement, including any claim for breach of this Agreement. Gray further promises not to commence a lawsuit against the Company or against any other Releasee based on or asserting any Claims described in this Section.

      (b) The Company hereby releases and forever discharges Gray, his heirs and legal representatives from any and all Claims, whether known or unknown, that it ever had, now has, or may have against Gray, his heirs or legal representatives, for, upon or by reason of any cause, matter, thing or event whatsoever occurring at any time up to and including the date of this Agreement, but the Company does not release or waive any claims that may arise after the date of this Agreement, including any claim for breach of this Agreement.

      11. Severability. All provisions of this Agreement are severable, and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.


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

      12. Miscellaneous.

      (a) This Agreement contains the entire understanding of the parties on the subject matter hereof; shall not be amended except by written agreement of the parties signed by each of them; shall be binding upon and inure to the benefit of the parties and their successors, heirs, personal representatives and permitted assigns; may be executed in one or more counterparts each of which shall be deemed an original hereof, but all of which shall constitute but one and the same agreement; and shall not be assigned by a party without the written consent of the other party.

      (b) The failure by either party to insist upon strict compliance with any term, covenant or condition, or to exercise any right, contained herein shall not be deemed a waiver of such term, covenant, condition or right; and no waiver or relinquishment of any term, covenant, condition or right at any one or more times shall be deemed a waiver or relinquishment thereof at any other time or times.

      (c) The captions of the sections herein are for convenience only and shall not be used to construe or interpret this Agreement.

      (d) Notices that are required or permitted hereunder shall be given by hand delivery, by delivery to a courier service providing next day delivery and proof of receipt, or by facsimile transmission (except to Gray), as follows:

                     If to the Company at:

                           Elcotel, Inc.
                           6428 Parkland Drive
                           Sarasota, FL  34243
                           Attn: Chairman of the Board
                           Facsimile: 941-751-4716

                     If to Gray, to his most recent residence address on the books of the Company.

Either party may change the address as to which notices to that party shall be given by giving notice in the manner provided in this section.

      (e) This Agreement shall terminate upon the death of Gray.

      (f) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such state.


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

      (g) The parties agree to submit any controversy, claim or dispute of whatever nature arising between them, including without limitation, those arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement or the arbitration provisions contained in this Agreement, for determination solely by binding arbitration, in Tampa, Florida by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall base his or her award or decision on applicable law and judicial precedent, shall include in such award or decision the findings of fact and conclusions of law upon which the award or decision is based and shall not grant any relief or remedy that a court could not grant under applicable law. The parties agree to be conclusively bound by the award or decision of such arbitrator. Judgment on the award or decision rendered by the arbitrator may be entered in any court having jurisdiction thereof.

      (h) The arbitrator's award or decision shall also include a determination as to the allocation between the parties of the payment of the costs and expenses of the arbitration (including, without limitation, fees and disbursements of counsel) on the basis that the prevailing party's costs and expenses shall be paid by the non-prevailing party.

      (i) Gray and the Company each hereby waive any and all rights to request or receive punitive damages in connection with any action or proceeding related to the subject matter of this Agreement.

      (j) Gray and the Company each hereby waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.


      13. Voluntary Nature. Gray acknowledges that he has been advised of his right to consult with an attorney before signing this Agreement and he has been given a period of at least twenty-one (21) days to consider this Agreement before signing it. Gray also represents that he has read this Agreement and understands it, that he is signing this Agreement voluntarily and of his own free will, without any duress or coercion, and that he has had a reasonable time to consider this Agreement before signing it. In deciding whether to enter into this Agreement, Gray is not relying on any promises, statements or representations other than those that are expressly set forth herein.

      14. Effectiveness. This Agreement will not become effective or enforceable until seven (7) days after Gray executes it. Gray may revoke this Agreement at any time within that seven (7) day period, by sending a written notice to C. Shelton James at Elcotel, Inc., 6428 Parkland Drive, Sarasota, Florida 34243 [Fax: (941) 751-4716.] Such written notice may be sent by mail, fax or hand delivery. If a written revocation is received within that seven (7) day period, this Agreement shall be null and void for all purposes. If a written revocation is not received within that seven (7) day period, this Agreement will go into effect on the first day immediately following the expiration of said seven (7) day period ("Effective Date").


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

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.


                                  THIS AGREEMENT CONTAINS A RELEASE OF CLAIMS.
                                  READ CAREFULLY BEFORE SIGNING.

                                  ELCOTEL, INC.

                                  By:   /s/ C. Shelton James             7/22/99
                                     -------------------------------------------
                                     C. Shelton James                    Date
                                     Chairman of the Board

                                  /s/ Tracey L. Gray                     7/22/99
                                  ----------------------------------------------
                                  Tracey L. Gray                         Date


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